Exhibit 10.4
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
2013 EMPLOYEE STOCK PURCHASE PLAN

1.Amendment and Restatement of Plan.

Science Applications International Corporation (the “Company”) restates and amends the Science Applications International Corporation 2013 Employee Stock Purchase Plan (the “Plan”), effective June 7, 2023, to continue to grant options for purchase of Shares as determined by the Committee to eligible Employees of the Company and its Participating Subsidiaries. The Company intends the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (as may be amended from time to time), although the Company makes no undertaking or representation to maintain such qualification. In addition, the Plan authorizes the grant of options under a Non-423 Plan Component pursuant to rules, procedures or sub-plans adopted by the Board (or its designate) designed to achieve desired tax or other objectives. To the extent that the Company grants options to Employees of its Affiliates, such grants will be made under the Non-423 Plan Component. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code will have the same definition herein.

2.Definitions.

This Plan uses the following defined terms:

(a)“Affiliate” means any entity other than a Subsidiary in which the Company has a controlling interest and which is not a “subsidiary corporation” as defined in Section 424(f) of the Code.

(b)“Board” means the Board of Directors of the Company.

(c)“Code” means the Internal Revenue Code of 1986, as amended.

(d)“Committee” means the Human Resources and Compensation Committee of the Board.

(e)“Company” means Science Applications International Corporation, a Delaware corporation.

(f)“Compensation” means, in the case of Participants subject to tax in the United States, all W-2 cash compensation, including, but not limited to, base salary, wages, bonuses, incentive compensation, commissions, overtime, shift premiums, plus draws against commissions, provided, however that compensation will not include any long term disability or workers’ compensation payments, car allowances, relocation payments, expense reimbursements or payment of dividends on non-vested stock or payments representing dividends on stock units or stock rights and further provided, however, that for purposes of determining a Participant’s Compensation, any election by such Participant to reduce their regular cash remuneration under Sections 125 or 401(k) of the Code will be treated as if the Participant did not make such election. In the case of Participants not subject to tax in the United States, the Company will establish a comparable definition of Compensation.

(g)“Employee” has the meaning set forth in Section 4 of the Plan.

(h)“Employee Stock Purchase Committee” means a committee consisting of one or more management Employees of the Company appointed in accordance with Section 5 of the Plan.

(i)“Enrollment Agreement” means the agreement in such written, electronic, or other format and pursuant to such written, electronic, or other administrative rules and procedures as may be specified from time to time by the Company, whereby an eligible Employee elects to participate in an Offering by authorizing payroll deduction contributions and subscribing for a maximum number of Shares, or elects to make changes with respect to such participation as permitted by the Plan.

(j)“Fair Market Value” means, as of any Value Date, the closing sales price as quoted on the New York Stock Exchange for the day before the Value Date as reported in The Wall Street Journal or a similar publication. If no sales are reported as having occurred on the day before the Value Date, Fair Market Value will be that closing sales price for the last preceding trading day on which sales of Shares are reported as having occurred. If no sales are reported as having occurred during the five trading days before the Value Date, fair market value will be the closing bid for the Shares on the day before the Value Date.

(k)“Maximum Share Amount” means the maximum number of Shares which may be purchased by any Participant at any single Purchase Date. Subject to Section 12(b) of the Plan, the Maximum Share Amount is two thousand five hundred (2,500) Shares.

(l)“Non-423 Plan Component” means a component of the Plan which does not qualify under Section 423 of the Code.

(m)“Notice Period” means the period within two (2) years from the Offering Date relating to the applicable shares or one (1) year from the Purchase Date on which the applicable shares were purchased.

(n)“Offering” means a grant to eligible Employees of rights to subscribe for and purchase Shares during an Offering Period, with the exercise of such purchase rights automatically occurring on the Purchase Date. To the extent permitted under the terms of the Plan and Section 423 of the Code, the Committee may designate separate Offerings under the Plan (the terms of which need not be identical) in which eligible Employees of one or more of the Corporation entities will participate, even if the dates of the offerings are identical.

(o)“Offering Date” means the first business day of each Offering Period.

(p)“Offering Period” means, unless otherwise determined by the Committee in accordance with Section 7 of the Plan, a period of three (3) months commencing on April 1, July 1, October 1 or January 1. The duration and timing of Offering Periods may be changed pursuant to Sections 7, 16, and 30 of the Plan, provided that no Offering Period will exceed a period of twenty-four (24) months.

(q)“Participant” means an eligible Employee who enrolls in an Offering in accordance with Section 8 of the Plan.

(r)“Participating Subsidiaries” means such Subsidiaries or Affiliates that the Committee designates from time to time as corporations that will participate in the Plan.

(s)“Plan” means the Science Applications International Corporation 2013 Employee Stock Purchase Plan, as set forth herein and as amended from time to time.

(t)“Purchase Date” means the last business day of each Offering Period.

(u)“Reserves” means the number and type of Shares covered by each option under the Plan which has not yet been exercised, and the number and type of Shares which have been authorized for issuance under the Plan but have not yet been placed under option.

(v)“Section 423 Plan” has the meaning set forth in Section 22 of the Plan.

(w)“Share” means a share of the common stock of the Company, par value $ $0.0001, or another security resulting from an adjustment under Section 16 of the Plan.

(x)“Share Limit” means the limit on the total number of Shares available for issuance under the Plan described in Section 3 of the Plan.

(y)“Subsidiary” means a “subsidiary corporation” as defined in in Section 424(f) of the Code.

(z)“Value Date” means the date as of which the Fair Market Value of a Share is to be determined.

3.Number of Shares.

The total number of Shares available for issuance pursuant to the Plan will be two million (2,000,000) Shares (the “Share Limit”), subject to adjustments effected in accordance with Section 16 of the Plan. An amount of Shares up to the Share Limit may be issued to satisfy purchases of Shares under the Section 423 Plan, and any remaining portion of the Share Limit may be issued to satisfy purchases of Shares under the Non-423 Plan Component. To the extent the Board (or its designate) implements a Non-423 Plan Component, the Share Limit will be reduced by the number of Shares issued under the Non-423 Plan Component. Shares issued under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares reacquired in private transactions or open market purchases, but all Shares issued under the Plan and the Non-423 Plan Component will be counted against the Share Limit.

4.Purpose.

The purpose of the Plan is to provide eligible Employees with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such Employees’ sense of participation in the affairs of the Company and Participating Subsidiaries, and to provide an incentive for continued employment. For the purposes of the Plan, “Employee” means any individual who is an employee of the Company or a Participating Subsidiary. Whether an individual qualifies as an Employee will be determined by the Committee, in its sole discretion. The Committee will be guided by the provisions of Treasury Regulation Section 1.423-2(e) and Section 3401(c) of the Code and the Treasury Regulations thereunder as to Employees in the United States, with the intent that the Plan cover all “employees” within the meaning of those provisions other than those who are not eligible to participate in the Plan, provided, however, that any determinations regarding whether an individual is an “Employee” will be prospective only, unless otherwise determined by the Committee. Unless the Committee makes a contrary determination, the Employees of the Company will, for all purposes of the Plan, be those individuals who are Employees of the Company or a Participating Subsidiary for regular payroll purposes or are on a leave of absence for not more than ninety (90) days. Any determination regarding eligibility to participate in the Plan will be made by the Committee, whose decision will be final.

5.Administration.

This Plan will be administered by the Committee. The Committee may delegate certain administrative responsibilities to an Employee Stock Purchase Committee, including (a) prescribing, amending and rescinding rules and regulations relating to the Plan; (b) prescribing forms for carrying out the provisions and purposes of the Plan; (c) interpreting the Plan; and (d) making all other determinations deemed necessary or advisable for the administration of the Plan, including factual determinations. Subject to the provisions of the Plan, the Committee will have the authority and discretion to (i) determine and change the percentage discount pursuant to Section 10 of the Plan, (ii) determine and change the Offering Periods and Offering Dates pursuant to Section 7 of the Plan, (iii) determine and change the purchase price for shares pursuant to Section 10 of the Plan, (iv) prescribe minimum holding periods for the Shares issued under the Plan, and (v) prescribe, amend and rescind rules and regulations relating to the Plan. All decisions of the Committee and the Employee Stock Purchase Committee will be final and binding upon all Participants. Members of the Committee and the Employee Stock Purchase Committee will receive no compensation for their services in connection with the administration of the Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of the Plan will be paid by the Company.

Notwithstanding anything in the Plan to the contrary, the Employee Stock Purchase Committee is authorized to permit a Participant to make contributions, by payroll deduction or direct payment to the Company for credit to the Participant’s account, in excess of the periodic amount designated by the Participant in order to adjust for administrative errors in the processing of properly completed Enrollment Agreements, and to establish other administrative rules and procedures as the Employee Stock Purchase Committee determines in its sole discretion are appropriate and consistent with the Plan’s purposes. The actions of the Employee Stock Purchase Committee pursuant to this Article will not be considered to alter or impair any option granted under an Offering as they are part of the initial terms of each Offering and the options granted under each Offering.

6.Eligibility.

Any Employee of the Company or the Participating Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under the Plan except the following:

(a)Employees who are not employed by the Company or a Participating Subsidiary prior to the beginning of such Offering Period or prior to such other time period as specified by the Committee;

(b)Employees who, together with any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries or who, as a result of being granted an option under the Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of issued and outstanding stock of the Company or any of its Participating Subsidiaries;

(c)Individuals who provide services to the Company or any of its Participating Subsidiaries as independent contractors who are reclassified as common law Employees for any reason except for federal income and employment tax purposes; and

(d)Employees who reside in countries for whom such Employees’ participation in the Plan would result in a violation under any corporate or securities laws of such country of residence.

7.Offering Dates.

The Offering Periods of the Plan may be up to twenty-four (24) months in duration. However, unless and until determined otherwise by the Committee, each Offering Period will have a duration of three (3) months and will commence on April 1, July 1, October 1 or January 1. The Committee will have the power to change the Offering Dates, the Purchase Dates and the duration of Offering Periods without stockholder approval if such change is announced prior to the relevant Offering Period or prior to such other time period as specified by the Committee.

8.Participation in the Plan.

Eligible Employees may become Participants in an Offering under the Plan on the applicable Offering Date, after satisfying the eligibility requirements, by delivering an Enrollment Agreement to the Company in accordance with the administrative rules and procedures established by the Company and during the time period determined by the Company and communicated to eligible Employees before the beginning of the applicable Offering Period. An eligible Employee who does not deliver an Enrollment Agreement to the Company after becoming eligible to participate in an Offering will not participate in that Offering, and will not participate in any subsequent Offering unless such Employee enrolls in a subsequent Offering by delivering an Enrollment Agreement to the Company in accordance with the administrative rules and procedures established by the Company and during the time period determined by the Company and communicated to eligible Employees before the beginning of the applicable Offering Period. A Participant’s Enrollment Agreement for an Offering, including without limitation their payroll deduction authorization, will remain in effect for subsequent Offerings, and they will automatically be enrolled in each such subsequent Offering until:

(a)They withdraw or are deemed to withdraw from an Offering or terminate further participation in an Offering as set forth in Section 13 of the Plan;

(b)Their employment terminates, or they otherwise cease to satisfy the eligibility conditions specified in Section 6 of the Plan, or their participation otherwise ceases in accordance with the terms of the Plan;

(c)They complete and submit a new Enrollment Agreement in accordance with the procedures set forth above in this Section 8 of the Plan and the new Enrollment Agreement becomes effective; or

(d)The Company requires that they complete a new Enrollment Agreement.

A Participant that is automatically enrolled in a subsequent Offering pursuant to this Section 8 is not required to complete and submit any additional Enrollment Agreement or other documentation or notice in order to participate in such subsequent Offering and will be deemed to have accepted the terms and conditions of the Plan, the Offering, their Enrollment Agreement, and any rules, guidelines, procedures, policies, and sub-plans in effect at the time each subsequent Offering Period begins.

9.Grant of Option on Enrollment.

Each eligible Employee who has completed and delivered an Enrollment Agreement pursuant to Section 8 of the Plan with respect to an Offering Period will be deemed to have been granted an option (as of the Offering Date) by the Company to purchase on the Purchase Date up to that number of Shares determined by a fraction, the numerator of which is the amount accumulated in such Employee’s payroll deduction account during the Offering Period and the denominator of which is eighty-five percent (85%) (unless such percentage is changed pursuant to Section 10 of the Plan) of the Fair Market Value of a Share on the Purchase Date (but in no event less than the par value of a Share), provided, however, that the number of Shares subject to any option granted pursuant to the Plan will not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 12(c) of the Plan with respect to the applicable Purchase Date, or (y) the maximum number of shares which may be purchased pursuant to Section 12(b) of the Plan with respect to the applicable Purchase Date. Notwithstanding the foregoing, in the event of a change in generally accepted accounting principles which would adversely affect the accounting treatment applicable to any current Offering Period, the Committee may make such changes to the number of Shares purchased at the end of the Offering Period or the purchase price paid as are allowable under generally accepted accounting principles and as it deems necessary in the sole discretion of the Committee to avoid or minimize adverse accounting consequences.

10.Purchase Price.

The purchase price per Share at which a Share will be sold in any Offering Period will be eighty-five percent (85%) of the Fair Market Value of a Share on the Purchase Date; provided that the Committee may change the purchase price to be anywhere from eighty-five percent (85%) to one hundred percent (100%) of the fair market value of a Share on the Offering Date or the Purchase Date.

11.Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares.

(a)The purchase price of the Shares is accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the Participant’s Compensation in one percent (1%) increments, not less than one percent (1%), nor greater than ten percent (10%), or such lower limit set by the Committee. Payroll deductions will commence on the first payday of the Offering Period and will continue to the end of the Offering Period unless sooner altered or terminated as provided in the Plan. If payroll deductions are not permitted in a jurisdiction, Participants in that jurisdiction may contribute via check or pursuant to another method approved by the Committee. In addition, if a Participant continues to participate in an Offering during an unpaid leave of absence, no payroll deductions or other contributions will be required during the period of such interruption, but the Participant may, prior to the Purchase Date, pay to the Company directly for credit to the Participant’s account, and not by way of payroll deduction, an amount not exceeding the aggregate amount that would have been deducted during the leave of absence pursuant to the Participant's Enrollment Agreement had their active employment not been interrupted. Such payment may be made in a lump sum or in installments before the Purchase Date, as the Company will determine.

(b)A Participant may increase or decrease the rate of payroll deductions during an Offering Period by filing with the Company a new Enrollment Agreement with a modified authorization for payroll deductions, in which case the new rate will become effective for the next payroll period commencing after the Company’s receipt and processing of the new Enrollment Agreement and will continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period. The Committee will have the authority to establish administrative rules and procedures with respect to a Participant’s ability to increase or decrease the rate of payroll deductions during an Offering Period, including without limitation restrictions on the number of increases or decreases a Participant may make within an Offering Period as set forth in this Section 11(b) or in Section 11(c) below.

(c)A Participant may reduce their payroll deduction percentage to zero (0) during an Offering Period by filing with the Company a new Enrollment Agreement with a request for cessation of payroll deductions. Such reduction will be effective beginning with the next payroll period after the Company’s receipt and processing of the new Enrollment Agreement and no further payroll deductions will be made for the duration of the Offering Period unless the rate of payroll deduction is subsequently increased. Payroll deductions credited to the Participant’s account prior to the effective date of the new Enrollment Agreement will be used to purchase Shares in accordance with Section 11(e) below. A Participant may subsequently increase their payroll deductions during the Offering Period as long as they have not withdrawn from participation in the Offering as set forth in Section 13 of the Plan.

(d)All payroll deductions made for a Participant are credited to their account under the Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions, unless required by local law. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company will not be obligated to segregate such payroll deductions, unless required by local law.

(e)On each Purchase Date, for so long as the Plan remains in effect, and provided that the Participant has not withdrawn from participation in the Offering as set forth in Section 13 of the Plan, the Company will apply the funds then in the Participant’s account to the purchase of whole and fractional Shares reserved under the option granted to such Participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per Share will be as specified in Section 10 of the Plan. In the event that the Plan has been oversubscribed, all funds not used to purchase Shares on the Purchase Date pursuant to Section 12(c) of the Plan will be returned to the Participant, without interest. No Share will be purchased on a Purchase Date on behalf of any Employee whose participation in the Plan has terminated prior to such Purchase Date.

(f)As soon as practicable after the Purchase Date, the Company will issue Shares for the Participant’s benefit representing the Shares purchased upon exercise of their option Shares issued by the Company under the Plan may be, at the Company’s option, evidenced by a Share certificate delivered to the Participant, or other physical or electronic evidence of Share ownership, including, without limitation, deposit of Shares into a stock brokerage account maintained for the Participant by the Company’s stock transfer agent or employee stock plan administrator.

(g)During a Participant’s lifetime, their option to purchase Shares under the Plan is exercisable only by such Participant. The Participant will have no interest or voting rights in Shares covered by their option until such option has been exercised and Shares have been issued to the Participant.

12.Limitations on Shares to be Purchased.

(a)No Participant will be entitled to purchase stock under the Plan at a rate which, when aggregated with their rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds twenty-five thousand dollars ($25,000) in Fair Market Value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the Participant participates in the Plan. The Company will have the authority to take all necessary action, including but not limited to, suspending the payroll deductions of any Participant, in order to ensure compliance with this Section 12(a).

(b)No Participant will be entitled to purchase more than the Maximum Share Amount on any single Purchase Date. Prior to the commencement of any Offering Period or prior to such time period as specified by the Committee, the Committee may, in its sole discretion, modify the Maximum Share Amount. If the Committee modifies the Maximum Share Amount, then all Participants must be notified of the new Maximum Share Amount prior to the commencement of the next Offering Period. The Maximum Share Amount will continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

(c)If the number of Shares to be purchased on a Purchase Date by all Participants exceeds the number of Shares then available for issuance under the Plan, then the Company will make a pro rata allocation of the remaining Shares in as uniform a manner as will be reasonably practicable and as the Committee determines to be equitable. In such event, the Company will give written notice of such reduction of the number of Shares to be purchased under a Participant’s option to each Participant affected.

(d)Any payroll deductions accumulated in a Participant’s account which are not used to purchase stock due to the limitations in this Section 12 will be returned to the Participant as soon as practicable after the end of the applicable Purchase Period, without interest unless required by local law.

13.Withdrawal.

(a)Each Participant may withdraw from an Offering under the Plan by delivering to the Company a written or electronic notice to that effect in accordance with administrative rules and procedures established by the Company for such purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Committee.

(b)Upon a Participant’s withdrawal from the Plan, the accumulated payroll deductions will be returned to the Participant, without interest, and their interest in the Plan will terminate. In the event a Participant voluntarily elects to withdraw from the Plan, they may not resume their participation in the Plan during the same Offering Period, but they may participate in any Offering Period under the Plan which commences on a date subsequent to such withdrawal by filing a new Enrollment Agreement in the same manner as set forth in Section 8 of the Plan for initial participation in the Plan.

14.Termination of Employment.

Termination of a Participant’s employment for any reason, including retirement, death or the failure of a Participant to remain an eligible Employee of the Company or of a Participating Subsidiary, will immediately terminate their participation in the Plan. In such event, the payroll deductions credited to the Participant’s account will be returned to them or, in the case of their death, to their legal representative, without interest. For purposes of this Section 14, a Participant will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Committee, provided, however that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

15.Return of Payroll Deductions.

In the event a Participant’s interest in the Plan is terminated by withdrawal, termination of employment or otherwise, or in the event the Plan is terminated by the Board, the Company will deliver to the Participant all payroll deductions credited to such Participant’s account. No interest will accrue on the payroll deductions of a Participant in the Plan, unless required by local law.

16.Capital Changes.

Subject to any required action by the stockholders of the Company, the Reserves, as well as the price per Share covered by each option under the Plan which has not yet been exercised, will be proportionately adjusted for any increase or decrease in the number of issued and outstanding Shares resulting from a stock split or the payment of a stock dividend (but only on the Shares), any other increase or decrease in the number of issued and outstanding Shares effected without receipt of any consideration by the Company or other change in the corporate structure or capitalization affecting the Company’s present Shares, provided, however, that conversion of any convertible securities of the Company will not be deemed to have been “effected without receipt of consideration.” Such adjustment will be made by the Committee, whose determination will be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of Shares subject to an option.

In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that the Plan will terminate as of a date fixed by the Committee and give each Participant the right to purchase shares under the Plan prior to such termination. In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options under the Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their Shares or other equity interest in the Company, (iii) the sale of all or substantially all of the assets of the Company, or (iv) the acquisition, sale, or transfer of more than fifty percent (50%) of the outstanding Shares of the Company by tender offer or similar transaction, the Plan will continue with regard to Offering Periods that commenced prior to the closing of the proposed transaction and Shares will be purchased based on the Fair Market Value of the surviving corporation’s stock on each Purchase Date, unless otherwise provided by the Committee.

The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Share covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of its outstanding Shares, or in the event of the Company being consolidated with or merged into any other corporation.

17.Nonassignability.

Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Sections 26 or 27 of the Plan) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be void and without effect.

18.Reports.

Individual accounts will be maintained for each Participant in the Plan. Each Participant will receive, as soon as practicable after the end of each Purchase Period, a report of their account setting forth the total payroll deductions accumulated, the number of Shares purchased, the per Share price thereof and the remaining cash balance, if any, carried forward to the next Offering Period, as the case may be.

19.Notice of Disposition.

Each Participant will notify the Company in writing if the Participant disposes of any of the Shares purchased in any Offering Period pursuant to the Plan if such disposition occurs within the Notice Period. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing Shares acquired pursuant to the Plan requesting the Company’s transfer agent to notify the Company of any transfer of the Shares. The obligation of the Participant to provide such notice will continue notwithstanding the placement of any such legend on the certificates.

20.No Effect on Employment.

Neither the Plan nor any Offering constitute an employment contract. Nothing in the Plan or an Offering will in any way alter the nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Subsidiary, or on the part of the Company or a Subsidiary to continue the employment of a Participant. An Employee’s employment with the Company or a Subsidiary is not for any specified term and may be terminated by such Employee or by the Company or a Subsidiary at any time, for any reason, with or without cause. Nothing in the Plan or an Offering will constitute any promise or commitment by the Company or a Subsidiary regarding future positions, future work assignments, future compensation or any other term or condition of employment or affiliation. By completing and delivering an Enrollment Agreement and participating in the Plan or an Offering, a Participant understands and acknowledges that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, and the grant of options under the Plan is voluntary and occasional and does not create any contractual or other right to receive future options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(b)an option granted to a Participant under the Plan is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or a Subsidiary, and is outside the scope of the Participant’s employment contract, if any, and is not a part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or a Subsidiary;

(c)no claim or entitlement to compensation or damages shall arise from termination of an option or diminution in value of an option or Shares purchased through exercise of an option resulting from termination of the Participant’s employment by the Company or a Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws).

21.Data Processing.

By completing and delivering an Enrollment Agreement and participating in the Plan or an Offering, a Participant understands and acknowledges that it is necessary for the Company and any of its Subsidiaries and Affiliates to collect, use, disclose, hold, transfer and otherwise process certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, Shares owned or held, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding, or other personal information (“Data”) as described in an Enrollment Agreement or any other materials or as otherwise provided to the Company or any Subsidiary or Affiliate for the purpose of implementing, administering and managing the Plan and Offerings. Any such processing will be carried out in accordance with the Company’s legitimate interest in administering the Plan and Offerings and only to the extent permitted by and in full compliance with any applicable data protection laws and regulations. A Participant’s failure or refusal to provide or update such Data (or to agree to the terms and conditions of the Plan or an Offering) may result in the Company being unable to administer the Plan or an Offering in respect of such Participant. A Participant’s Data will be retained by the Company for as long as such Participant participates in the Plan and/or holds Shares, and thereafter, to the extent necessary to fulfill lawful purposes or as long as required by applicable law. The Company may transfer a Participant’s Data among its Subsidiaries or Affiliates and service providers, acting as stock plan administrator or other similar services entity that is an independent service provider based in the United States assisting the Company with the implementation, administration, and management of the Plan. A Participant’s Data may be transferred from the Participant’s country to other jurisdictions, including the United States. The Participant understands and acknowledges that such jurisdictions might have enacted data privacy laws that are less protective or otherwise different from those applicable in the Participant’s country of residence. The Company will take reasonable steps to ensure that the Participant’s Data is legally transferred and continues to be adequately protected and securely held. By completing and delivering an Enrollment Agreement and participating in the Plan or an Offering, a Participant will consent to the collection, use and transfer, in electronic or other form, of their Data in accordance with this Section 21 and the Plan prospectus.
22.Equal Rights and Privileges.

All eligible Employees will have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations (the “Section 423 Plan”), except for differences that may be mandated by local law and that are consistent with Code Section 423(b)(5); provided, however, that Participants participating in the Non-423 Plan Component by means of rules, procedures or sub-plans adopted pursuant to Section 23 of the Plan need not have the same rights and privileges as Participants participating in the Section 423 Plan.

23.Additional Provisions to Comply with Local Law.

The Committee may from time to time prescribe, amend, or rescind rules, guidelines, procedures, policies or sub-plans under the Plan for purposes of satisfying applicable laws of state and local domestic United States and non-United States jurisdictions as the Committee deems necessary or desirable. To the extent inconsistent with the requirements of Code Section 423, such rules, guidelines, procedures, policies, and sub-plans will be considered part of the Non-423 Plan Component, and the options granted thereunder will not be considered to comply with Code Section 423.

24.Notices.

All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

25.Term; Stockholder Approval.

To the extent and in the manner required to comply with Code Section 423 (including the regulations promulgated thereunder) or any other applicable law or regulation or the rules and requirements of any stock exchange or quotation system on which the Shares are listed or quoted, all as amended through the applicable date, the Company will obtain stockholder approval of an amendment of the Plan in such a manner and to such a degree as required. The Plan will continue until the earlier to occur of (a) termination of the Plan by the Board (which termination may be effected by the Board at any time), or (b) issuance of all of the Shares available for issuance under the Plan.

26.Death of a Non-United States Participant.

In the event a non-United States Participant dies with accumulated payroll deductions having been accumulated to purchase Shares at the next Purchase Date, such amounts will be paid to the estate of the Participant.

27.Designation of Beneficiary.

The Committee may, in its sole discretion, provide that a Participant may designate a beneficiary or beneficiaries to receive any Shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death. To be effective, such designation must be made in accordance with such administrative rules and procedures and in such written or electronic form as prescribed by the Company (or its designee) for such purpose. Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such Shares or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate. A Participant may change a beneficiary designation in accordance with such administrative rules and procedures and in such written or electronic form as prescribed by the Company (or its designee) for such purpose. Unless otherwise provided in the beneficiary designation, each designation made by a Participant will revoke all prior designations made by the same Participant.

28.Conditions Upon Issuance of Shares; Limitation on Sale of Shares.

Shares will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

29.Applicable Law.

The Plan will be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

30.Amendment or Termination.

The Board may at any time amend or terminate the Plan, except that any such termination cannot affect options previously granted under the Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any Participant, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 25 of the Plan within twelve (12) months of the adoption of such amendment (or earlier if required by Section 25 of the Plan) if such amendment would:

(a)    increase the number of shares that may be issued under the Plan; or

(b)    change the designation of the Employees (or class of Employees) eligible for participation in the Plan.

Notwithstanding the foregoing, the Board may make such amendments to the Plan as the Board determines to be advisable, including changes with respect to current Offering Periods or Purchase Periods, if the continuation of the Plan or any Offering Period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the date the Plan is adopted by the Board.